EXHIBIT M(III)
                                                                  --------------

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                       OF

                      THE GABELLI GLOBAL OPPORTUNITY FUND*

               WHEREAS, THE GABELLI GLOBAL OPPORTUNITY FUND (the "Fund") a series of Gabelli Global Series Funds, Inc., a Maryland Corporation (the "Corporation"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

               WHEREAS, the Fund has issued and is authorized to issue shares of Common Stock ("Shares");

               WHEREAS, Gabelli & Company, Inc. (the "Distributor") presently serves as the principal distributor of the Shares pursuant to the distribution agreement between the Fund and the Distributor, which distribution agreement, as amended, has been duly approved by the Board of Directors of the Corporation (the "Board"), in accordance with the requirements of the Act (the "Distribution Agreement");

               WHEREAS, the Fund has established and plans to offer shares of its common stock denominated as Class B Shares (the "Class B Shares"), pursuant to Rule 18f-3 under the Act that permits the Fund to implement a multiple distribution system providing investors with the option of purchasing shares of various classes;

               WHEREAS, the Board as a whole, and the directors who are not interested persons of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the "Disinterested Directors"), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to adopt a plan of distribution for the Class B Shares and that, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that a plan of distribution containing the terms set forth herein (the "Plan") will benefit the Fund and the shareholders of the Class B Shares, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan; and

-------------
* The Plan of Distribution Pursuant to Rule 12b-1 for each of The Gabelli Global Telecommunications Fund Class B Shares, The Gabelli Global Interactive Couch Potato Fund Class B Shares and The Gabelli Global Convertible Securities Fund Class B Shares is identical to this Plan with the exception of the name of the Fund.

               WHEREAS, this Plan governs the Class B Shares and does not relate to any class of shares which may be offered and sold by the Fund other than the Class B Shares.

               NOW, THEREFORE, in consideration of the foregoing, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Fund will pay to the Distributor a distribution fee at the aggregate amount rate of .75% per year of the average daily net asset value of the Class B Shares and a service fee at the aggregate amount rate of .25% per year of the average daily net asset value of the Class B Shares (the "Payments"). Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. The Fund's obligation hereunder shall be limited to the assets of the Class B Shares and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund.

2. It is understood that the Payments made by the Fund under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Class B Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of Class B Shares: advertising the Class B Shares or the Fund's investment adviser's mutual fund activities; compensating underwriters, dealers, brokers, banks and other selling entities (including the Distributor and its affiliates) and sales and marketing personnel of any of them for sales of Class B Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Fund's investment adviser and its personnel) of any of them for providing services to shareholders of the Fund relating to their investment in the Class B Shares, including assistance in connection with inquiries relating to shareholder accounts; the production and dissemination of prospectuses (including statements of additional information) of the Fund and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and the financing of any activity for which Payment is authorized by the Board; and profit to the Distributor and its affiliates arising out of their provision of shareholder services. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3. The Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the Act.

4. Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the Disinterested Directors ("Disinterested Director Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Director Approval.

5. The officers, investment adviser or Distributor of the Fund, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

6. To the extent any activity is covered by Section 2 and is also an activity which the Fund may pay for on behalf of the Class B Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

7. This Plan shall not take effect until it has been approved by a vote of at least a majority of the Class B Shares. This Plan may not be amended in any material respect without Board Approval and Disinterested Director Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Class B Shares. This Plan may continue in effect for longer than one year after its approval by a majority of the Class B Shares only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Director Approval.

8. This Plan may be terminated at any time by a vote of the Disinterested Director, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the Class B Shares.

9. For purposes of this Plan the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the Class B Shares" shall mean the vote, at the annual or a special meeting of the holders of the Class B Shares duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the Class B Shares outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the Class B Shares outstanding on the record date for such meeting.

Dated: November 17, 1999